UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Ryerson Holding Corporation

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

783754104

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 783754104	13G	Page 2 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 3,022,756.57
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,022,756.57
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,022,756.57
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.4%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 3 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity Capital Partners-PF, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 564,690.79
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 564,690.79
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 564,690.79
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 4 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity Capital Partners-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 830,427.65
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 830,427.65
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 830,427.65
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 5 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity Capital Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 9,399,614.50
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 9,399,614.50
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,399,614.50
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 6 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity Capital Partners-PF II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,523,055.50
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,523,055.50
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,523,055.50
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.8%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 7 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity Capital Partners-A II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,489,455.00
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,489,455.00
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,489,455.00
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.7%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 8 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Rhombus Principals, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 4,207,500.00
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 4,207,500.00
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,207,500.00
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.1%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 9 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,417,875.01
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,417,875.01
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,417,875.01
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.8%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 10 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity Investment Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,417,875.01
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,417,875.01
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,417,875.01
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.8%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 11 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity Partners II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 12,412,125.00
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 12,412,125.00
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,412,125.00
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 38.7%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 12 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity Investment Holdings II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 16,619,625.00
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 16,619,625.00
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,619,625.00
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 51.9%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 13 of 20 Pages

1	NAME OF REPORTING PERSON Platinum Equity, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,037,500.01
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,037,500.01
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,037,500.01
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 65.7%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 783754104	13G	Page 14 of 20 Pages

1	NAME OF REPORTING PERSON Tom Gores
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,037,500.01
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,037,500.01
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,037,500.01
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 65.7%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a): Name of Issuer:

Ryerson Holding Corporation (the “Issuer”)

Item 1(b): Address of Issuer’s Principal Executive Offices:

227 W. Monroe, 27th Floor

Chicago, Illinois 60606

Item 2:

(a) Name of Person Filing

This Schedule 13G is filed by each of (i) Platinum Equity Capital Partners, L.P., a Delaware limited partnership (“PECP”), (ii) Platinum Equity Capital Partners-PF, L.P., a Delaware limited partnership (“PECP-PF”), (iii) Platinum Equity Capital Partners-A, L.P., a Delaware limited partnership (“PECP-A”), (iv) Platinum Equity Capital Partners II, L.P., a Delaware limited partnership (“PECP II”), (v) Platinum Equity Capital Partners-PF II, L.P., a Delaware limited partnership (“PECP-PF II”), (vi) Platinum Equity Capital Partners-A II, L.P., a Delaware limited partnership (“PECP-A II”), (vii) Platinum Rhombus Principals, LLC, a Delaware limited liability company (“PRP”), (viii) Platinum Equity Partners, LLC, a Delaware limited liability company (“PEP”), (ix) Platinum Equity Investment Holdings, LLC, a Delaware limited liability company (“PEIH”), (x) Platinum Equity Partners II, LLC, a Delaware limited liability company (“PEP II”), (xi) Platinum Equity Investment Holdings II, LLC, a Delaware limited liability company (“PEIH II”), (xii) Platinum Equity, LLC, a Delaware limited liability company (“Platinum Equity”), and (xiii) Tom Gores, an individual (each person or entity listed in clauses (i)-(xiii), a “Reporting Person”).

PEP is the general partner of PECP, PECP-PF and PECP-A and may be deemed to beneficially own the Common Stock (as defined below) of the Issuer owned by PECP, PECP-PF and PECP-A. PEIH is the senior managing member of PEP and may be deemed to beneficially own the Common Stock of the Issuer beneficially owned by PEP.

PEP II is the general partner of PECP II, PECP-PF II and PECP-A II and may be deemed to beneficially own the Common Stock of the Issuer owned by PECP II, PECP-PF II and PECP-A II. PEIH II is the senior managing member of PEP II and PRP may be deemed to beneficially own the Common Stock of the Issuer beneficially owned by PEP II and PRP.

Platinum Equity is the sole member of PEIH and PEIH II and Mr. Gores is the Chairman and Chief Executive Officer of Platinum Equity which, through its affiliates, manages its affiliated investment funds. Mr. Gores may be deemed to share voting and investment power with respect to all shares of common stock of the Issuer held beneficially by Platinum Equity through the above listed affiliated investment funds. Mr. Gores disclaims beneficial ownership of all shares of common stock of the Issuer that are held by each of the Platinum entities listed above with respect to which Mr. Gores does not have a pecuniary interest therein. Eva M. Kalawski, Mary Ann Sigler, Jacob Kotzubei and Philip E. Norment are directors of the Issuer and each disclaims beneficial ownership of any shares of common stock of the Issuer that they may be deemed to beneficially own because of their affiliation with Platinum, except to the extent of any pecuniary interest therein.

(b) The address of the principal business and principal office of each of the Reporting Persons listed above is:

360 N. Crescent Drive, South Building

Beverly Hills, CA 90210

(c)	Citizenship

Platinum Equity Capital Partners, L.P .	Delaware
Platinum Equity Capital Partners-PF, L.P.	Delaware
Platinum Equity Capital Partners-A, L.P.	Delaware
Platinum Equity Capital Partners II, L.P.	Delaware
Platinum Equity Capital Partners-PF II, L.P.	Delaware
Platinum Equity Capital Partners-A II, L.P.	Delaware
Platinum Rhombus Principals, LLC	Delaware
Platinum Equity Partners, LLC	Delaware
Platinum Equity Investment Holdings, LLC	Delaware
Platinum Equity Partners II, LLC	Delaware
Platinum Equity Investment Holdings II, LLC	Delaware
Platinum Equity, LLC	Delaware
Tom Gores	United States of America

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”)

(e)	CUSIP Number

783754104

Item 3: If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

A.	☐ Broker or dealer registered under Section 15 of the Act,

B.	☐ Bank as defined in Section 3(a)(6) of the Act,

C.	☐ Insurance Company as defined in Section 3(a)(19) of the Act,

D.	☐ Investment Company registered under Section 8 of the Investment Company Act of 1940,

E.	☐ Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),

F.	☐ Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

G.	☐ Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

H.	☐ Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

I.	☐ Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

J.	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4: Ownership:

Platinum Equity Capital Partners, L.P.

(a) Amount beneficially owned: 3,022,756.57

(b) Percent of class: 9.4%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 3,022,756.57

(ii) Shared power to vote or direct the vote: 0

(iv) Sole power to dispose or direct the disposition: 3,022,756.57

(v) Shared power to dispose or direct the disposition: 0

Platinum Equity Capital Partners-PF, L.P.

(a) Amount beneficially owned: 564,690.79

(b) Percent of class: 1.8%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 564,690.79

(ii) Shared power to vote or direct the vote: 0

(iii) Sole power to dispose or direct the disposition: 564,690.79

(iv) Shared power to dispose or direct the disposition: 0

Platinum Equity Capital Partners-A, L.P.

(a) Amount beneficially owned: 830,427.65

(b) Percent of class: 2.6%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 830,427.65

(ii) Shared power to vote or direct the vote: 0

(iii) Sole power to dispose or direct the disposition: 830,427.65

(iv) Shared power to dispose or direct the disposition: 0

Platinum Equity Capital Partners II, L.P.

(a) Amount beneficially owned: 9,399,614.50

(b) Percent of class: 29.3%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 9,399,614.50

(ii) Shared power to vote or direct the vote: 0

(iii) Sole power to dispose or direct the disposition: 9,399,614.50

(iv) Shared power to dispose or direct the disposition: 0

Platinum Equity Capital Partners-PF II, L.P.

(a) Amount beneficially owned: 1,523,055.50

(b) Percent of class: 4.8%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 1,523,055.50

(ii) Shared power to vote or direct the vote: 0

(iii) Sole power to dispose or direct the disposition: 1,523,055.50

(iv) Shared power to dispose or direct the disposition: 0

Platinum Equity Capital Partners-A II, L.P.

(a) Amount beneficially owned: 1,489,455.00

(b) Percent of class: 4.7%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 1,489,455.00

(ii) Shared power to vote or direct the vote: 0

(iii) Sole power to dispose or direct the disposition: 1,489,455.00

(iv) Shared power to dispose or direct the disposition: 0

Platinum Rhombus Principals, LLC

(a) Amount beneficially owned: 4,207,500.00

(b) Percent of class: 13.1%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 4,207,500.00

(ii) Shared power to vote or direct the vote: 0

(iii) Sole power to dispose or direct the disposition: 4,207,500.00

(iv) Shared power to dispose or direct the disposition: 0

Platinum Equity Partners, LLC

(a) Amount beneficially owned: 4,417,875.01

(b) Percent of class: 13.8%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or direct the vote: 4,417,875.01

(iii) Sole power to dispose or direct the disposition: 0

(iv) Shared power to dispose or direct the disposition: 4,417,875.01

Platinum Equity Investment Holdings, LLC

(a) Amount beneficially owned: 4,417,875.01

(b) Percent of class: 13.8%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or direct the vote: 4,417,875.01

(iii) Sole power to dispose or direct the disposition: 0

(iv) Shared power to dispose or direct the disposition: 4,417,875.01

Platinum Equity Partners II, LLC

(a) Amount beneficially owned: 12,412,125.00

(b) Percent of class: 38.7%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or direct the vote: 12,412,125.00

(iii) Sole power to dispose or direct the disposition: 0

(iv) Shared power to dispose or direct the disposition: 12,412,125.00

Platinum Equity Investment Holdings II, LLC

(a) Amount beneficially owned: 16,619,625.00

(b) Percent of class: 51.9%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or direct the vote: 16,619,625.00

(iii) Sole power to dispose or direct the disposition: 0

(iv) Shared power to dispose or direct the disposition: 16,619,625.00

Platinum Equity, LLC

(a) Amount beneficially owned: 21,037,500.01

(b) Percent of class: 65.7%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or direct the vote: 21,037,500.01

(iii) Sole power to dispose or direct the disposition: 0

(iv) Shared power to dispose or direct the disposition: 21,037,500.01

Tom Gores

(a) Amount beneficially owned: 21,037,500.01

(b) Percent of class: 65.7%

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or direct the vote: 21,037,500.01

(iii) Sole power to dispose or direct the disposition: 0

(iv) Shared power to dispose or direct the disposition: 21,037,500.01

Item 5: Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [    ]

Item 6: Ownership of More than Five Percent on Behalf of Another Person:

N/A

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

N/A

Item 8: Identification and Classification of Members of the Group:

The Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The agreement among each of the Reporting Persons to file jointly is attached to this Schedule 13G as Exhibit 99.1. Each of the Reporting Persons disclaims beneficial ownership of these securities (except to the extent of any pecuniary interest therein) and this report shall not be deemed an admission that any of them is the beneficial owner of such securities for purposes of Section 13(d) or Section 16 of the Exchange Act, or for any other purposes.

Item 9: Notice of Dissolution of Group:

N/A

Item 10: Certification:

N/A

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

By:	/s/ Mary Ann Sigler	Date: February 17, 2015
Attorney-in-Fact for Tom Gores

Platinum Equity Capital Partners, L.P.
By: Platinum Equity Partners, LLC, its general partner
By: Platinum Equity Investment Holdings, LLC, its senior
managing member

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Equity Capital Partners-PF, L.P.
By: Platinum Equity Partners, LLC, its general partner
By: Platinum Equity Investment Holdings, LLC, its senior
managing member

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Equity Capital Partners-A, L.P.
By: Platinum Equity Partners, LLC, its general partner
By: Platinum Equity Investment Holdings, LLC, its senior
managing member

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Equity Capital Partners II, L.P.
By: Platinum Equity Partners II, LLC, its general partner
By: Platinum Equity Investment Holdings II, LLC, its senior managing member

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Equity Capital Partners-PF II, L.P.
By: Platinum Equity Partners II, LLC, its general partner
By: Platinum Equity Investment Holdings II, LLC, its senior managing member

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Equity Capital Partners-A II, L.P.
By: Platinum Equity Partners II, LLC, its general partner
By: Platinum Equity Investment Holdings II, LLC, its senior managing member

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Rhombus Principals, LLC
By: Platinum Equity Investment Holdings II, LLC, its senior managing member

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Equity Partners, LLC
By: Platinum Equity Investment Holdings, LLC, its senior managing member

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Equity Investment Holdings, LLC

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Equity Partners II, LLC
By: Platinum Equity Investment Holdings II, LLC, its senior managing member

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Equity Investment Holdings II, LLC

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Vice President and Secretary

Platinum Equity, LLC

By:	/s/ Eva M. Kalawski	Date: February 17, 2015
Name: Eva M. Kalawski
Title: Executive Vice President, General Counsel and Secretary